CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$ 1,200,000	$139.32

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated May 3, 2011 (To the Prospectus dated August 31, 2010 and Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$ 1,200,000 Notes due May 9, 2014 Linked to the Performance of a Basket of Commodities Global Medium-Term Notes, Series A, No. C-300

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	May 3, 2011

Issue Date:	May 6, 2011

Basket Final Valuation Date:	May 6, 2014*

Maturity Date:	May 9, 2014* (resulting in a term to maturity of approximately 3 years)

Denominations:	Minimum denominations of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	A basket comprised of the following commodities (each a “basket component”, and together, the “basket components”) in weighted allocations:

Commodities	Bloomberg ticker symbol**	Weight	Initial Price
Brent Crude, as described under “Description of the Reference Asset” in this pricing supplement.	CO1 <Comdty>	15.00%	US$ 122.45/barrel

Gasoline RBOB, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	XB1 <Comdty>	10.00%	US$ 3.3294/gallon

Heating Oil, as described under “Description of the Reference Asset” in the prospectus supplement.	HO1 <Comdty>	10.00%	US$ 3.1908/gallon

Copper, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	LOCADY <Comdty>	10.00%	US$ 9245.00/tonne

Nickel, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	LONIDY <Comdty>	10.00%	US$ 26410.00/tonne

Gold, as described under “Description of the Reference Asset” in this pricing supplement.	GOLDLNPM <Comdty>	10.00%	US$ 1540.25/troy ounce

Corn, as described under “Description of the Reference Asset” in this pricing supplement.	C 1 <Comdty>	8.75%	US cents 723.75/bushel

Cotton, as described under “Description of the Reference Asset” in this pricing supplement.	CT1 <Comdty>	8.75%	US cents 157.51/pound

Soybean, as described under “Description of the Reference Asset” in this pricing supplement	S 1 <Comdty>	8.75%	US cents 1363.75/bushel

Sugar, as described under “Description of the Reference Asset” in this pricing supplement.	SB1 <Comdty>	8.75%	US cents 22.05/pound

Interest Rate:	0.50% per annum

Interest Payment Dates:	Annually, payable in arrears on May 7, 2012, May 6, 2013 and the stated maturity date. If the stated maturity date does not occur on May 9, 2014, the interest payment date scheduled on May 9, 2014 will occur on the stated maturity date, and the interest on your notes will accrue only to but excluding May 9, 2014.

Interest Period	Annually, from and including each Interest Payment Date (or the Original Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Stated Maturity Date, in the case of the final Interest Period).

Day Count Fraction:	30/360

Business Day Convention:	Modified Following, unadjusted

Maximum Return:	30%

Payment at Maturity (excluding the final interest payment):

If the final basket level is greater than the initial basket level, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the basket return, subject to a maximum return on the Notes of 30.00%. For example, if the basket return is 30.00% or more, you will receive the maximum return on the Note of 30.00%, which entitles you to the maximum payment of $1,300.00 for every $1,000 principal amount Note that you hold. Accordingly, if the basket return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 x (Basket Return)]

If the Basket Return is less than or equal to 0% and equal to or greater than –9%, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the Basket Return.

If the Basket Return is less than -9%, you will receive 91% of the principal amount of your Notes. Accordingly, your payment at maturity per $1,000 principal amount of Notes would be $910.00.

Your principal is protected up to 91% only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Basket Return:	The performance of the reference asset from the initial basket level to the final basket level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level

Initial Basket Level:	Set equal to 100 on the basket initial valuation date.

Final Basket Level:

The final basket level will be calculated as follows:

100 x [1 + (Brent Crude return x 15%) + (Gasoline RBOB return x 10%) + (Heating oil return x 10%) + (Copper return x 10%) + (Nickel return x 10%) + (Gold return x 10%) + (Corn return x 8.75%) + (Cotton return x 8.75%) + (Soybean return x 8.75%) + (Sugar return x 8.75%)]

The returns set forth in the formula above reflect the performance of the basket components as described under “Commodity Return” below.

Commodity Return:

For each basket component, the performance of the basket component from its initial price to the final price, calculated as follows:

Final Price – Initial Price
Initial Price

Where,

Initial Price = the settlement price for each basket component which, in each case is the settlement price on the basket initial valuation date, determined as described under “Reference Asset” above.

Final Price = with respect to each basket component, the settlement price on the basket final valuation date, determined as described under “Reference Asset” above.

Change in Law Redemption Event:	Upon the occurrence of a Change in Law (as defined below) that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Notes; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth herein at the redemption amount on the redemption date. See “Change in Law Redemption Event” in this pricing supplement.

Hedging Disruption Redemption Event:	Upon the occurrence of a Hedging Disruption Event (as defined below), we may, but are not obligated to, redeem the Notes in whole (but not in part) at our sole discretion at the redemption amount on the redemption date. See “Hedging Disruption Redemption Event” in this pricing supplement.

Redemption Amount:	In the case of a Change in Law Redemption Event or a Hedging Disruption Redemption Event, the redemption amount will be equal to an amount determined in good faith in a commercially reasonable manner by the calculation agent, in its sole discretion, taking into account the latest available quotations for the futures contracts comprising the Reference Asset and any other information that it deems relevant.

Redemption Date:	The fifth business day following the date on which we provide written notice to the Depository Trust Company (“DTC”) of our election to redeem the Notes pursuant to a Change in Law Redemption Event or Hedging Disruption Redemption Event (the “Notice Date”).

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KJH5 and US06738KJH59

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.
**	For reference purposes only, the settlement prices of the basket components on the basket valuation date may be seen using the indicated Bloomberg tickers. However, if there is any discrepancy between the prices specified on Bloomberg and those determined by the calculation agent in accordance with the information set forth under “Reference Asset” above, the prices determined by the calculation agent shall prevail.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	2%	98%
Total	$ 1,200,000	$24,000	$1,176,000

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2% of the principal amount of the notes, or $20 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical total returns set forth below do not take into account the periodic interest payments and are based on a maximum return of 30.00%.

Final Basket Level	Basket Return	Payment at Maturity (excludes final interest payment)	Total Return on the Notes (excluding interest payments)
200.00	100.00%	$1,300.00	30.00%
190.00	90.00%	$1,300.00	30.00%
180.00	80.00%	$1,300.00	30.00%
170.00	70.00%	$1,300.00	30.00%
165.00	65.00%	$1,300.00	30.00%
155.00	55.00%	$1,300.00	30.00%
145.00	45.00%	$1,300.00	30.00%
135.00	35.00%	$1,300.00	30.00%
130.00	30.00%	$1,300.00	30.00%
125.00	25.00%	$1,250.00	25.00%
120.00	20.00%	$1,200.00	20.00%
115.00	15.00%	$1,150.00	15.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
103.00	3.00%	$1,030.00	3.00%
102.00	2.00%	$1,020.00	2.00%
100.00	0.00%	$1,000.00	0.00%
91.00	-9.00%	$910.00	-9.00%
90.00	-10.00%	$910.00	-9.00%
80.00	-20.00%	$910.00	-9.00%
70.00	-30.00%	$910.00	-9.00%
60.00	-40.00%	$910.00	-9.00%
50.00	-50.00%	$910.00	-9.00%
40.00	-60.00%	$910.00	-9.00%
30.00	-70.00%	$910.00	-9.00%
20.00	-80.00%	$910.00	-9.00%
10.00	-90.00%	$910.00	-9.00%
0.00	-100.00%	$910.00	-9.00%

PS–2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: The basket level increases from an initial basket level of 100 to a final basket level of 105.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Price	Final Price	Weight	Commodity Return
Brent Crude	US$122.45/barrel	US$110.21/barrel	15.00%	-1.50%
Gasoline RBOB	US$3.3294/gallon	US$3.4959/gallon	10.00%	0.50%
Heating Oil	US$3.1908/gallon	US$3.6694/gallon	10.00%	1.50%
Copper	US$9245/tonne	US$8782.75/tonne	10.00%	-0.50%
Nickel	US$26410/tonne	US$27730.5/tonne	10.00%	0.50%
Gold	US$1540.25/troy ounce	US$1694.28/troy ounce	10.00%	1.00%
Corn	US cents 723.75/bushel	US cents 796.13/bushel	8.75%	0.88%
Cotton	US cents 157.51/pound	US cents 173.26/pound	8.75%	0.88%
Soybean	US cents 1363.75/bushel	US cents 1500.13/bushel	8.75%	0.88%
Sugar	US cents 22.05/pound	US cents 24.26/pound	8.75%	0.88%

The commodity return of each basket component is the performance of the basket component from the initial price to the final price, calculated as follows:

Final Price – Initial Price

Initial Price

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 x [1 + (-1.50%x 15%) + (0.50% x 10%) + (1.50% x 10%) + (-0.50%x 10%) + (0.50%x 10%) + (1.00% x 10%) + (0.88%x 8.75%) + (0.88% x 8.75%) + (0.88% x 8.75%) + (0.88% x 8.75%)] = 105

Step 3: Calculate the Basket return.

The basket return reflects the performance of the basket, calculated as follows:

105-100	= 5.00%
100

PS–3

Step 4: Calculate the Payment at Maturity.

Because the final basket level of 105 is greater than the initial basket level of 100 and the basket return of 5% does not exceed the hypothetical maximum return of 30.00%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (5.00%)] = $1,050

Therefore, the payment at maturity is $1,050 per $1,000 principal amount Note, representing a 5% return on investment over the term of the Notes.

Example 2: The basket level increases from an initial basket level of 100 to a final basket level of 170.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Price	Final Price	Weight	Commodity Return
Brent Crude	US$122.45/barrel	US$251.02/barrel	15.00%	15.75%
Gasoline RBOB	US$3.3294/gallon	US$6.1594/gallon	10.00%	8.50%
Heating Oil	US$3.1908/gallon	US$5.2648/gallon	10.00%	6.50%
Copper	US$9245/tonne	US$17103.25/tonne	10.00%	8.50%
Nickel	US$26410/tonne	US$38941.55/tonne	10.00%	4.74%
Gold	US$1540.25/troy ounce	US$2310.38/troy ounce	10.00%	5.00%
Corn	US cents 723.75/bushel	US cents 1158/bushel	8.75%	5.25%
Cotton	US cents 157.51/pound	US cents 252.02/pound	8.75%	5.25%
Soybean	US cents 1363.75/bushel	US cents 2182/bushel	8.75%	5.25%
Sugar	US cents 22.05/pound	US cents 35.28/pound	8.75%	5.25%

The commodity return of each basket component is the performance of the basket component from the initial price to the final price, calculated as follows:

Final Price – Initial Price

Initial Price

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 x [1 + (15.75% x 15%) + (8.50% x 10%) + (6.50%x 10%) + (8.50%x 10%) + (4.74% x 10%) + (5.00% x 10%) + (5.25% x 8.75%) + (5.25% x 8.75%) + (5.25% x 8.75%) + (5.25% x 8.75%)] = 170

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

170-100	= 70.00%
100

Step 4: Calculate the Payment at Maturity.

Because the basket return of 70.00% exceeds the hypothetical maximum return of 30.00%, the investor receives a payment at maturity of $1,300.00 per $1,000 principal amount Note, the maximum payment on the Notes.

Example 3: The basket level decreases from the initial basket level of 100 to a final basket level of 95.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Price	Final Price	Weight	Commodity Return
Brent Crude	US$122.45/barrel	US$104.08/barrel	Brent Crude	-2.25%
Gasoline RBOB	US$3.3294/gallon	US$3.1296/gallon	Gasoline RBOB	-0.60%
Heating Oil	US$3.1908/gallon	US$2.9994/gallon	Heating Oil	-0.60%
Copper	US$9245/tonne	US$8320.5/tonne	Copper	-1.00%
Nickel	US$26410/tonne	US$24297.2/tonne	Nickel	-0.80%
Gold	US$1540.25/troy ounce	US$1309.21/troy ounce	Gold	-1.50%
Corn	US cents 723.75/bushel	US cents 759.94/bushel	Corn	0.44%
Cotton	US cents 157.51/pound	US cents 165.39/pound	Cotton	0.44%
Soybean	US cents 1363.75/bushel	US cents 1431.94/bushel	Soybean	0.44%
Sugar	US cents 22.05/pound	US cents 23.15/pound	Sugar	0.44%

PS–4

The commodity return of each basket component is the performance of the basket component from the initial price to the final price, calculated as follows:

Final Price – Initial Price

Initial Price

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 x [1 + (-2.25% x 15%) + (-0.60% x 10%) + (-0.60% x 10%) + (-1.00% x 10%) + (-0.80% x 10%) + (-1.50% x 10%) + (0.44% x 8.75%) + (0.44% x 8.75%) + (0.44% x 8.75%) + (0.44% x 8.75%)] = 95

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

95.00 - 100.00	= -5.00%
100

Step 4: Calculate the Payment at Maturity.

Because the Basket Return of –5.00% is less than 0% but greater than –9%, the investor will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Basket Return] = $1,000 + [$1,000 x –5.00%] = $950.00

Therefore, the payment at maturity is $950.00 per $1,000 principal amount Note, representing a 5.00% loss on investment over the term of the Notes.

Example 4: The basket level decreases from the initial basket level of 100 to a final basket level of 70.

Step 1: Calculate the Commodity Return for each Basket Component.

Basket Component	Initial Price	Final Price	Weight	Commodity Return
Brent Crude	US$122.45/barrel	US$79.59/barrel	15.00%	-5.25%
Gasoline RBOB	US$3.3294/gallon	US$1.8312/gallon	10.00%	-4.50%
Heating Oil	US$3.1908/gallon	US$2.3931/gallon	10.00%	-2.50%
Copper	US$9245/tonne	US$3698/tonne	10.00%	-6.00%
Nickel	US$26410/tonne	US$15846/tonne	10.00%	-4.00%
Gold	US$1540.25/troy ounce	US$1155.96/troy ounce	10.00%	-2.50%
Corn	US cents 723.75/bushel	US cents 615.19/bushel	8.75%	-1.31%
Cotton	US cents 157.51/pound	US cents 133.88/pound	8.75%	-1.31%
Soybean	US cents 1363.75/bushel	US cents 1159.19/bushel	8.75%	-1.31%
Sugar	US cents 22.05/pound	US cents 18.74/pound	8.75%	-1.31%

PS–5

The commodity return of each basket component is the performance of the basket component from the initial price to the final price, calculated as follows:

Final Price – Initial Price

Initial Price

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 x [1 + (-5.25% x 15%) + (-4.50% x 10%) + (-2.50%x 10%) + (-6.00% x 10%) + (-4.00%x 10%) + (-2.50% x 10%) + (-1.31% x 8.75%) + (-1.31% x 8.75%) + (-1.31% x 8.75%) + (-1.31% x 8.75%)] = 70

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

70 - 100	= -30.00%
100

Step 4: Calculate the Payment at Maturity.

Because the Basket Return of –30.00% is less than –9.00%, the investor will receive a payment at maturity per $1,000 principal amount Note of $910.00, representing a 9.00% loss on investment over the term of the Notes.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The basket final valuation date, the maturity date, the payment at maturity and the settlement price of the basket components on the basket final valuation date are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event with respect to the basket components, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”, and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Prices, Commodities, Any Other Assets or Any Combination Thereof”; and

•

For a description of further adjustments that may affect one or more of the basket components, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”, and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

We May, But Are Not Obligated to Redeem the Notes Upon the Occurrence of a Change in Law Redemption Event or Hedging Disruption Event—We have the right to redeem or “call” your Notes without your consent at our sole discretion upon the occurrence of a Change in Law Redemption Event or a Hedging Disruption Event (both events as described below). Please see “We Are Under No Obligation to Avoid the Occurrence of a Hedging Disruption Event By Ceasing or Otherwise Restricting Our Trading Activities That We May Engage In On Behalf of Our Customers or For Proprietary Accounts” under “Selected Risk Considerations: in this pricing supplement.

•

Appreciation Potential—The Notes provide the opportunity to access returns, up to the maximum return on the Notes of 30%, or $1,300.00 for every $1,000 principal amount Note. Because the Notes are our senior unsecured obligations, payment of any amount at maturity (including the final interest payment) is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Preservation of Capital at Maturity—You will receive at least 91% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the reference asset. Because the Notes are our senior unsecured obligations, payment of any amount at maturity (including the final interest payment) is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this pricing supplement.

PS–6

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this pricing supplement is materially correct. The Notes should be treated as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts will exceed the annual 0.5% interest payments that are made on the Notes. This comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. You will not be required to separately include in income the annual fixed rate interest payments you receive on the Notes.

Any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may realize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield and projected payment schedule for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Securities Which Pay No Interest”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities.”

In addition to the risks described above, you should consider the following:

PS–7

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Your Investment in the Notes May Result in a Loss—The Notes are only 91% principal protected, subject to the creditworthiness of Barclays Bank PLC. The return on the Notes at maturity is linked to the performance of the basket components and will depend on whether, and the extent to which, the Basket Return is positive or negative.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

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Your Maximum Gain on the Notes Is Limited to the Maximum Return and the Interest Payment—If the final basket level is greater than the initial basket level, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus the final interest payment plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the basket, which may be significant. We refer to this percentage as the maximum return, which is 30.00%.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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We Are Under No Obligation to Avoid the Occurrence of a Hedging Disruption Event By Ceasing or Otherwise Restricting Our Trading Activities That We May Engage In On Behalf of Our Customers or For Proprietary Accounts—We and our affiliates expect to engage in trading activities related to the basket components (including the underlying physical commodities), futures or options on the basket components, or other derivative instruments with returns linked to the performance of the basket components or the Reference Asset, which activities would be unrelated to the Notes. We may engage in these trading activities in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management, as well as for our and our affiliates’ proprietary accounts. These trading activities may contribute to our aggregate holding of a particular commodity, or derivatives based on prices of that commodity, to which the Reference Asset also relates, which may be subject to a specified position limit set by a regulatory or self-regulatory body, including any exchange or trading facility. Under the terms of the Notes, we may redeem the Notes in whole (but not in part) at our sole discretion upon the occurrence of a Hedging Disruption Event (as defined herein), which may include when Hedge Positions (as defined herein) would contribute to the breach of such applicable position limits. See “Hedging Disruption Redemption Event” for more information. We are under no obligation to cease or otherwise restrict our trading activities that we and our affiliates may engage in on behalf of customers or for proprietary accounts in order to avoid breaching such position limits and to avoid the occurrence of a Hedging Disruption Redemption Event. As a result, these trading activities unrelated to the Notes may result in increasing the likelihood of a Hedging Disruption Redemption Event occurring during the term of the Notes.

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Owning the Notes is not the Same as Owning the Commodities Underlying the Basket, Futures Contracts for Such Commodities or Certain Other Commodity Related Contracts Directly—The return on your Notes will not reflect the return you would realize if you actually purchased the commodities underlying the basket, futures contracts for such commodities or exchange-traded or over-the-counter instruments based on these commodities. You will not have any rights that holders of such assets or instruments have.

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Changes in the Settlement Prices of the Basket Components May Offset Each Other—Movements in the basket components may not correlate with each other. At a time when the settlement price of one or more of the basket component increases, the settlement price of other basket components may not increase as much or may even decline. Therefore, in calculating the basket return on the basket final valuation date, increases in the settlement price of one or more basket components may be moderated, or more than offset, by lesser increases or declines in the settlement price of other basket components. This effect is further amplified by the differing weights of the basket components. The more heavily weighted basket components will have a larger impact on the basket return than the basket components with lesser weightings.

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The Payment at Maturity on Your Notes is Not Based on the Level of the Basket at Any Time Other than the Basket Final Valuation Date—The final basket level and the basket return will be based solely on the level of the basket and the basket components on the basket final valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the basket dropped precipitously on the basket final valuation date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the basket prior to such drop. Although the level of the basket and the basket components on the maturity date or at other times during the life of your Notes may be higher than the final basket level on the basket final valuation date, you will not benefit from any such increases in the level of the basket or any basket components other than those increases, if any, represented by the final basket level on the basket final valuation date.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

PS–8

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, Barclays Capital, the investment banking division of the Issuer, is a member of the London Gold Market Fixing Ltd., which determines the settlement price of Gold that is used for the initial price of Gold on the initial valuation date and the final price of Gold on the basket final valuation date. Actions by the London Gold Market Fixing Ltd. may have an adverse effect on the price of Gold and therefore on the market value of the Notes. No member of the London Gold Market Fixing Ltd., including Barclays Capital – the investment banking division of the Issuer, will have any obligations with respect to the amounts to be paid to you on the maturity date, or to consider your interests as an owner of Notes when it takes any actions that might affect the market value of the Notes. Although Barclays Capital is a member of the London Gold Market Fixing Ltd., the Issuer has no ability to control or predict the actions of the London Gold Market Fixing Ltd. These actions could include errors in information disclosed by the London Gold Market Fixing Ltd. or any discontinuance by them of that disclosure, the imposition of a license, consent or license fee to reference a fixing price determined by the London Gold Market Fixing Ltd. and discontinuance of any such license or consent. However, we may currently, or in the future, engage in business with the London Gold Market Fixing Ltd. and any member of the London Gold Market Fixing Ltd. Neither we, nor any of our affiliates, including Barclays Capital or any other member of the London Gold Market Fixing Ltd., assume any responsibility for the adequacy or accuracy of any publicly available information about Gold, whether the information is contained herein or otherwise. You should make your own investigation into Gold and the London Gold Market Fixing Ltd.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

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the expected volatility of the price of the physical commodities underlying the basket components, and of the prices of exchange-traded futures contracts for the purchase or delivery of such commodities;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	global supply and demand for the physical commodities underlying the basket components, and supply and demand for exchange-traded futures contracts for the purchase or delivery of such commodities;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably—Commodities prices are highly volatile and, in many sectors, experienced in the months following September 2008 unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the basket components and, as a result, the market value of the Notes, and the amount you will receive at maturity.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in some case, and prices have experienced unprecedented volatility since that time. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of basket components and, as a result, the market value of the Notes.

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Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of the Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made

PS–9

at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the prices of the basket components, therefore, the value of the Notes.

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Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Level of the Basket, and Therefore the Value of the Notes—The commodity futures contracts that underlie the basket are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress recently enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted. Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also requires the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “significant price discovery contracts” or “economically equivalent to exchange-traded futures”. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been proposed but not yet adopted, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts that underlie the basket, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes at maturity. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices.

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Changes in Supply and Demand in the Market for the Futures Contracts Comprising the Basket May Adversely Affect the Value of the Notes—Certain of the basket components are linked to the performance of futures contracts on the applicable underlying physical commodities. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in the second nearby month, or vice-versa. Under such circumstances, and depending on when the specified valuation date occurs, the settlement price of the basket component may be determined by reference to the futures contract expiring in a less favorable month for pricing purposes. As a result, the value of the Notes may be less than would otherwise be the case if the settlement price of the basket component had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

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Certain Basket Components Provide Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities—With the exception of Nickel, Copper and Gold, where the settlement prices of such basket components reflect the spot prices of the relevant underlying commodities, the Notes will reflect a return on based on the performance of the relevant futures contract of the underlying commodity comprising the basket and do not provide exposure to spot prices. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that reflects the return on the physical commodity.

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The Notes May Be Subject to Certain Risks Specific to Agricultural Commodities—Soybeans, Cotton, Sugar and Corn are agricultural commodities. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be affected by a number of additional factors specific to agricultural commodities that might cause price volatility. These may include, among others:

•	weather conditions, including floods, drought and freezing conditions;

•	changes in government policies;

•	changes in global demand for food;

•	changes in ethanol or bio-diesel demand;

•	planting decisions; and

•	changes in demand for agricultural products, and in particular Soybeans, Wheat, Sugar and Corn, both with end users and as inputs into various industries.

PS–10

These factors interrelate in complex ways, and the effect of one factor on the price of the basket components, and the market value of the Notes linked to the basket components, may offset or enhance the effect of another factor.

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The Notes May Be Subject to Certain Risks Specific to Industrial Metals—Copper and Nickel are industrial metals. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, a number of additional factors specific to industrial metals might cause price volatility. These may include, among others:

•	changes in the level of industrial activity using industrial metals, and in particular copper, including the availability of substitutes such as man-made or synthetic substitutes;

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the basket components, and the market value of the Notes linked to the basket components, may offset or enhance the effect of another factor.

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The Notes May Be Subject to Certain Risks Specific to Energy-Related Commodities—Brent Crude, Gasoline RBOB, and Heating Oil are energy-related commodities. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	price changes in alternative sources of energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the basket components, and the market value of the Notes linked to the basket components, may offset or enhance the effect of another factor.

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The Notes May Be Subject to Certain Risks Specific to Gold—Gold is a precious metal. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, a number of additional factors specific to precious metals, and in particular Gold, might cause price volatility. These may include, among others:

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations;

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally;

•	precious metal leasing rates;

•	currency exchange rates;

•	level of economic growth and inflation; and

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degree to which consumers, governments, corporate and financial institutions hold physical gold as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.

These factors interrelate in complex ways, and the effect of one factor on the price of the basket components, and the market value of the Notes linked to the basket components, may offset or enhance the effect of another factor.

Description of the Reference Asset

The official U.S. dollar cash buyer settlement price (the “settlement price”) that will be used for the initial price (on the basket initial valuation date) and the final price (on the basket final valuation date) of Gasoline RBOB, Heating Oil, Nickel and Copper will be determined as described in “Reference Assets—Commodities—Settlement Price” in the prospectus supplement. The official U.S. dollar cash buyer settlement price (the “settlement price”) that will be used for the initial price (on the basket initial valuation date) and the final price (on the basket final valuation date) of Brent Crude, Gold, Corn, Soybeans, Sugar and Cotton will be determined as set forth below:

PS–11

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The official U.S. dollar cash buyer settlement price that will be used for the initial price of Gold on the basket initial valuation date and the final price of Gold on the basket final valuation date will be determined as described below:

Where the commodity is Gold, the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market Fixing Ltd. and displayed on Reuters Screen page "GOFO" that displays prices effective on the basket initial valuation date and the basket final valuation date. The members of The London Gold Market Fixing Ltd. consist of Barclays Capital, The Bank of Nova Scotia—Scotia Mocatta, Deutsche Bank AG London, Societe Generale Corporate & Investment Banking, and HSBC. The fix is carried out twice a day, at 10:30 a.m. and 3:00 p.m. London local time via telephone by the 5 members, and the applicable settlement price will be based on the 3:00 p.m. fix. For reference purposes only, the settlement price of Gold on the basket initial valuation date and the basket final valuation date, may be seen on GOLDLNPM on Bloomberg; provided, however, if there is any discrepancy between the prices specified published on Bloomberg and the prices determined by the calculation agent, the prices determined by the calculation agent shall prevail.

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Where the commodity is Brent Crude, the settlement price that will be used for the initial price of Brent Crude on the basket initial valuation date and the final price of Brent Crude on the basket final valuation date will be the official settlement price per barrel of Brent Blend Crude Oil on the IntercontinentalExchange (“ICE”) of the futures contract in respect of the first nearby month, stated in U.S. Dollars, as made public by ICE.

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The official U.S. dollar cash buyer settlement price that will be used for the initial price of Corn on the basket initial valuation date and the final price of Corn on the basket final valuation date will be the official settlement price per bushel of deliverable grade corn on the Chicago Board of Trade (“CBOT”) of the futures contract in respect of either (a) the first nearby month or (b) if the basket valuation date falls after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to such futures contract or (ii) the last trading day of the futures contract, the second nearby month, stated in U.S. cents, as made public by CBOT.*

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The official U.S. dollar cash buyer settlement price that will be used for the initial price of Soybeans on the basket initial valuation date and the final price of Soybeans on the basket final valuation date will be the official settlement price per bushel of deliverable grade soybeans on the CBOT of the futures contract in respect of either (a) the first nearby month or (b) if the basket valuation date falls after the earlier of (i) the expiration date for the relevant CBOT-traded option with respect to such futures contract or (ii) the last trading day of the futures contract, the second nearby month, stated in U.S. cents, as made public by CBOT.*

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The official U.S. dollar cash buyer settlement price that will be used for the initial price of Sugar on the basket initial valuation date and the final price of Sugar on the basket final valuation date will be the official settlement price per pound of deliverable grade cane sugar on the New York Board of Trade (“NYBOT”) of the futures contract in respect of either (a) the first nearby month or (b) if the basket valuation date falls after the earlier of (i) the expiration date for the relevant NYBOT-traded option with respect to such futures contract or (ii) the last trading day of the futures contract, the second nearby month, stated in U.S. cents, as made public by NYBOT.*

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The official U.S. dollar cash buyer settlement price that will be used for the initial price of Cotton on the basket initial valuation date and the final price of Cotton on the basket final valuation date will be official settlement price per pound of deliverable grade cotton No.2 on the NYBOT of the futures contract in respect of either (a) the first nearby month or (b) if the basket final valuation date falls after the earlier of (i) the expiration date for the relevant NYBOT-traded option with respect to such futures contract or (ii) the last trading day of the futures contract, the second nearby month, stated in U.S. cents, as made public by NYBOT.*

*Futures Contracts and Options. Each CBOT-traded corn or soybean futures contract trades on the CBOT in tandem with an option contract on the relevant futures contract. As traded on the CBOT, a corn or soybean futures option contract is a legally binding agreement for the buying or selling of the right to purchase one corn or soybean futures contract (of a specified month), respectively. Each NYBOT-traded sugar or cotton futures contract trades on the NYBOT in tandem with an option contract on the relevant futures contract. As traded on the NYBOT, a sugar or cotton futures option contract is a legally binding agreement for the buying or selling of the right to purchase one sugar or cotton futures contract (of a specified month), respectively. The final date on which the buyer’s option to purchase the relevant futures contract may be exercised is known as the “expiration date”, and usually falls during the month preceding the delivery month for the relevant underlying futures contract.

Change in Law Redemption Event

Upon the occurrence of a Change in Law that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations

PS–12

under the Notes; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth herein.

For purposes of the above, “Change in Law” means (i) the adoption of, or change in, any applicable law, rule, regulation, or order by any court, tribunal, regulatory authority or exchange, or (ii) the promulgation or withdrawal of, or any change in, the interpretation by any court, tribunal, regulatory authority or exchange, or the issuance, revocation or modification of any applicable law, rule, regulation, order, exemption, position limit or “no-action” position of any regulatory authority or exchange, with competent jurisdiction of any applicable law, rule or regulation, interpretation, order or position occurring, in each case as set forth in (i) and (ii) above, after the basket initial valuation date. For the avoidance of doubt, if a Change in Law becomes effective only after a specified transition period, the occurrence of a Change in Law is not the date on which such Change in Law becomes effective but rather the date on which the Change in Law was officially adopted or enacted by the relevant body.

Hedging Disruption Redemption Event

We may, but are not obligated to, redeem the Notes in whole (but not in part) at our sole discretion upon the occurrence of a Hedging Disruption Event. A “Hedging Disruption Event” means that we determine that we or our affiliates are unable or will become unable, after using commercially reasonable efforts, to either: (a) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any (i) positions or contracts in securities, options, futures, derivatives or foreign exchange, (ii) loans of stock or other securities or (iii) (without limiting the generality of the foregoing) any other instruments or arrangements, in each case of (i) through (iii), the purpose of which is to hedge, individually or on a portfolio basis, a portion or all of our obligations under the Notes (each, a “Hedge Position” and collectively, the “Hedge Positions”), including, without limitation, where such Hedge Positions would contribute to the breach of applicable position limits set by any regulatory or self-regulatory body, including any exchange or trading facility, whether on a standalone basis or as a result of any adjustment(s) to the commodity exposure incurred by us under the Notes; or (b) freely realize, recover, receive, repatriate, remit or transfer the proceeds of the Hedge Positions or the Notes.

Redemption Notice

If we elect to redeem the Notes following a Change in Law Redemption Event or a Hedging Disruption Event, we will deliver written notice as promptly as possible of such election to redeem to the Depository Trust Company (“DTC”) and to The Bank of New York Mellon, the trustee under the Senior Debt Indenture dated September 16, 2004 (the “Trustee”) (the date of such delivery being the “Notice Date”). In this scenario, the basket final valuation date will be deemed to be the Notice Date, and the Notes will be redeemed on the fifth business day following such deemed basket final valuation date, subject to market disruption events, at an amount equal to the redemption amount.

Historical Information

The following graphs set forth the historical performance of the basket components based on the daily settlement prices from January 11, 2002 through May 3, 2011. The settlement prices on May 3, 2011 were US$ 122.45/barrel with respect to Brent Crude, US$ 3.3294/gallon with respect to Gasoline RBOB, US$ 3.1908/gallon with respect to Heating Oil, US$ 9245/tonne with respect to Copper, US$ 26410/tonne with respect to Nickel, US$ 1540.25/troy ounce with respect to Gold, US cents 723.75/bushel with respect to Corn, US cents 157.51/pound with respect to Cotton, US cents 1363.75/bushel with respect to Soybeans and US cents 22.05/pound with respect to Sugar.

We obtained the settlement prices of the basket components, as applicable, below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the settlement prices of the basket components on the basket final valuation date. We cannot give you assurance that the performance of the basket components will result in any return in a return of any of your initial investment.

PS–13

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–14

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–15

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PS–16

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–17

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

PS–18